Exhibit 23.2

                      INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Curtis Mathes Holding Corporation on Form S-3 of our report dated August 24, 1993, on our audits of the consolidated statements of operations, changes in stockholders' equity and cash flows of Curtis Mathes Holding Corporation (formerly Enhanced Electronics Corporation) and Subsidiaries for the year ended June 30, 1993, appearing in the Annual Report on Form 10-K/A of Curtis Mathes Holding Corporation for the fiscal year ended June 30, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



                                   HEIN + ASSOCIATES LLP
                                   Certified Public Accountants

Dallas, Texas
June 20, 1996